Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352 www.craneco.com

CRANE CO. REPORTS RECORD FIRST QUARTER RESULTS;

EPS INCREASED 11% TO $0.79 FROM $0.71

First Quarter 2008 Highlights (vs. 2007):

•	Sales increased 8% to $679 million

•	Operating profit increased 10% to $ 75 million

•	Operating profit margin was 11.1%, up from 10.9%

•	Earnings per share increased 11% to $0.79 per share

STAMFORD, CONNECTICUT – April 21, 2008—Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported first quarter 2008 net income was $48.4 million, or $0.79 per share, compared with net income of $43.6 million, or $0.71 per share, in the first quarter of 2007.

First quarter 2008 sales increased $50.7 million, or 8%, including core business growth of $16.9 million (3%), sales from acquired / divested businesses of $10.3 million (1%) and favorable foreign currency translation of $23.5 million (4%).

Order backlog at March 31, 2008 totaled $769 million, 5.8% higher than the backlog of $727 million at March 31, 2007 and 6.8% higher than $720 million at December 31, 2007.

“We are pleased with our strong start to the year and the excellent earnings growth from our Fluid Handling and Merchandising Systems businesses, both of which increased earnings by over 40%,” said Crane Co. president and chief executive officer, Eric C. Fast. “As anticipated, these strong results were partially offset by continued high levels of engineering spending for the new Boeing 787 brake control system, and softening markets in Engineered Materials. Overall we continue to see considerable opportunities in the markets we serve.”

Cash Flow and Financial Position

Cash provided by operating activities was $44.1 million in the first quarter of 2008, compared to $36.9 million last year which included the receipt of $31.5 million in escrowed funds from the asbestos insurance settlement with Equitas. Net debt to net capitalization was 11.1% at March 31, 2008, compared with 11.5% at December 31, 2007. In the first quarter of 2008, the Company repurchased 957,570 shares of its common stock on the open market at a cost of $40 million. The Company’s cash position was $295 million at the end of the first quarter, up from $134 million at March 31, 2007. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.)

Segment Results

All comparisons below refer to the first quarter 2008 versus the first quarter 2007, unless otherwise specified.

Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2008	2007
Sales	$158.5	$148.4	$10.1	7%
Operating Profit	$16.0	$21.0	$(5.0)	(24)%
Profit Margin	10.1%	14.2%

The first quarter 2008 sales increase of $10.1 million reflected a sales increase of $11.1 million in the Aerospace Group and a decrease of $1.0 million in the Electronics Group. Segment operating profit declined by $5.0 million as a result of a $10 million increase in engineering expenses which were primarily related to products for the Boeing 787 and Airbus A400M programs. Excluding the investment in these two new programs, the segment continued to experience solid operating results.

Engineered Materials

	First Quarter		Change
(dollars in millions)	2008	2007
Sales	$82.8	$87.7	$(5.0)	(6)%
Operating Profit	$11.7	$16.0	$(4.4)	(27)%
Profit Margin	14.1%	18.3%

Core segment sales were down $13.7 million, or 16%, related to lower volumes to the Company’s traditional recreational vehicle and transportation and building products customers, partially offset by $8.7 million of sales related to the September 2007 acquisition of the composite panel business of Owens Corning. Operating profit in 2008 decreased 27% reflecting lower core business sales, higher raw material costs, and costs associated with the integration of the acquisition.

Merchandising Systems

	First Quarter		Change
(dollars in millions)	2008	2007
Sales	$113.5	$97.4	$16.1	17%
Operating Profit	$14.1	$9.6	$4.5	47%
Profit Margin	12.5%	9.9%

Merchandising Systems had record sales and operating profit in the first quarter. Strong organic sales growth of 17% was driven by increased sales in Vending Solutions and continued strong global demand for Payment Solutions. Higher sales volumes were effectively leveraged into higher operating profit, which increased $4.5 million, or 47%. Vending sales increases were led by the successful introduction of the BevMax III glass front vender.

Fluid Handling

	First Quarter		Change
(dollars in millions)	2008	2007
Sales	$288.5	$263.0	$25.5	10%
Operating Profit	$44.8	$31.1	$13.6	44%
Profit Margin	15.5%	11.8%

First quarter 2008 sales and operating profit were records for this segment. First quarter 2008 sales increased $25.5 million, or 10%, including $11.7 million (4%) of core sales and favorable foreign currency translation of $17.2 million (7%) offset by sales from divested businesses of $3.4 million (1%). Based on strong sales growth from the global chemical / pharmaceutical and energy industries, throughput efficiencies and solid pricing discipline, operating profit increased $13.6 million, or 44%, and profit margin increased to 15.5%, exceeding our previously announced goal of 15%.

The Fluid Handling segment backlog was $268 million at March 31, 2008, an increase of 11% over $243 million at December 31, 2007.

Controls

	First Quarter		Change
(dollars in millions)	2008	2007
Sales	$35.6	$31.8	$3.9	12%
Operating Profit	$1.3	$2.3	$(1.0)	(45)%
Profit Margin	3.6%	7.4%

The first quarter 2008 sales increase of $3.9 million reflects $4.9 million of sales related to the August 2007 acquisition of the Mobile Rugged Business division of Kontron America, Inc. Core segment sales and operating profit were impacted by timing of customer projects on orders we have already won and by the final integration costs associated with the Mobile Rugged Business acquisition.

Full Year 2008 Guidance

The Company re-affirmed its guidance for its 2008 earnings per share, free cash flow and EBITDA. The Company continues to see strong demand in Fluid Handling, which represents approximately 42% of sales, and expects demand to remain robust in its long-cycle Aerospace & Electronics segment. The Company forecasts diluted earnings per share will increase to $3.45—$3.60 in 2008. This guidance includes an estimated annual tax rate of approximately 31%.

The Company’s previous guidance was that its earnings growth would be lower in the first half of 2008, reflecting continued elevated levels of engineering spending for several Boeing 787 new product programs. The Company now anticipates a higher level of Boeing 787 engineering expense throughout 2008 reflecting longer development time and certain scope changes. This increased spending is expected to be partially offset by claim settlements on certain development spending, expense controls and growth in OEM and aftermarket sales.

Management still expects cash flow provided from operating activities before asbestos in 2008 will be approximately $275 million, asbestos related payments net of insurance recoveries will be approximately $55 million, capital expenditures will be approximately $50 million and free cash flow will be $170 million. The 2008 estimated EBITDA will be $411—$425 million.

Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the first quarter’s financial results on Tuesday, April 22, 2008 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

2008 – 10